CERTIFICATE OF OFFICER
OF
LENNAR PARTNERS, INC
Pooling and Servicing Agreeme nt dated as of December 1, 2004 (the "Agreement")
by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor,
Keycorp Real Estate Capital Markets, Inc. as Master Servicer, Wells Fargo Bank,
N.A. as Trustee, La Salle Bank, N.A. as Certificate Administrator and Paying Agent
and Lennar Partners, Inc. as Special Servicer
(CSFB 2004-C5)
The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC.,
a Florida Corporation (the "Company"), in accordance with Section 3.13 of the
Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the preceding calendar year and of its perfo rmance under this
Agreement has been made under such officer's supervision; to the best of such officer's knowledge, based on such review, the Special Servicer has fulfilled in all material respects its obligations under this Agreement throughout such year, and there has been no material default in the fulfillment of any such obligation, (ii) the Special Servicer has received no notice regarding qualification, or challenging the status, of the REMIC Pool as a REMIC or of Grantor Trust V as a Grantor Trust from the Internal Revenue Service.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2005.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President
Lennar Partners, Inc.